Exhibit 99.1

KFx Reports Financial Results for the Third Quarter 2004

DENVER, November 10, 2004 -- KFx Inc. (Amex: KFX) today reported a consolidated net loss of approximately $1.8 million ($.03 per share) for the quarter ended September 30, 2004 compared to the third quarter 2003 consolidated net loss of $3.1 million ($.07 per share).

Update on Wyoming K-Fuel(TM) Plant

The Company is currently in the process of building its first commercial plant for the production of K-Fuel(TM), a clean and affordable source of fuel for the electricity industry. Today, KFx received the required air emissions permit from the Wyoming Department of Environmental Quality, which allows KFx to begin construction work on the facility located at its KFx Mine Site near Gillette, Wyoming.

The Company increased its cost estimate on the facility to approximately $48 million from its previous estimate of $41 million. This change is the result of additional costs for the purchase of a gas-fired boiler versus leasing it, increases in engineering and permitting costs, and escalations in material and equipment costs. KFx expects that the facility will be in-service during the Summer of 2005. The Company is evaluating the potential costs of accelerating this schedule.

Ted Venners, Chairman and CEO of KFx, said: "We continue to make steady progress on the K-Fuel(TM) facility, as evidenced by the receipt of our air emissions permit, which enables us to begin site construction and erection of the plant. We have already begun receiving pre-fabricated components on site. We remain very bullish about the compelling economic opportunities for KFx and our ability to execute our plan."

Mr. Venners continued, "In addition, we are pleased that K-Fuel(TM) appears to be eligible for a tax credit for refined coal under HR 4520, the American Jobs Creation Act of 2004, which was signed into law in October. This legislation should provide us approximately $5.35 per ton of tax credits for the sale of K-Fuel(TM), which translates to over $4 million annually for ten years from our initial plant. Any other plants placed into service by January 1, 2009 should also qualify for the tax credit."

Third Quarter 2004 Operating Results

KFx's results for the quarter ended September 30, 2004 benefited from a decrease in engineering and technical services expense of $218,000, an increase in non-operating income (including other income and net interest income) of $823,000 and the dissolution of the operations of Pegasus Technologies, Inc ("Pegasus") in 2003. These improvements in cost reductions were offset by an increase in marketing, general and administrative expenses of $149,000.

Net interest income, a component of non-operating income, increased by $773,000 during the quarter due to an improved cash balance and reduction of interest-bearing obligations. Also, as previously announced, KFx disposed of its Pegasus operations in 2003; therefore, no loss from these operations was recognized this quarter.

About KFx

KFx provides cost-effective solutions to help coal-burning industries increase energy production while meeting emissions standards. Through its patented K-Fuel(TM) process, KFx transforms abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit the Company's website at www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact: Ted Venners, (303) 293-2992

Operations Data:
	Quarter Ended September 30,
	2004	2003
	(Unaudited; Dollars and shares in thousands, except per share amounts)
Operating Revenues	$ 5	$ 30
Operating Costs and Expenses	(1,983)	(2,041)
Operating Loss	(1,978)	(2,011)
Other Income	50	-
Interest Income (Expense), net	107	(666)
Loss From Continuing Operations	(1,821)	(2,677)
Loss From Discontinued Operations	--	(428)
Net Loss	(1,821)	(3,105)
Weighted Average Common Shares Outstanding	59,513	47,160
Per Share Loss on Continuing Operations	$ (0.03)	$ (0.06)
Per Share Net Loss	$ (0.03)	$ (0.07)

Balance Sheet Data:
	As of September 30, 2004
	(Unaudited; Dollars in thousands)
Cash and Cash Equivalents		$ 32,770
Total Current Assets		$ 33,370
Plant Construction in Progress		$ 12,707
Total Assets		$ 56,001

Current Liabilities		$ 2,080
Long-term Liabilities		$ 2,806
Total Liabilities		$ 4,886
Total Stockholders' Equity		$ 51,115
Total Liabilities and Stockholders' Equity		$ 56,001